UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Burner, David L.
   c/o The B. F. Goodrich Company
   Three Coliseum Centre
   2550 West Tyvola Rd.
   Charlotte, NC  28217
   USA
2. Issuer Name and Ticker or Trading Symbol
   The B. F. Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board, President and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |12/21/|F(4)|8,604             |(D)|$24.4791   |                   |      |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |4/9/99|M   |9,525.6276*       |(A)|$33.625    |                   |      |                           |
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Common Stock                 |4/9/99|D   |3,377.6276        |(D)|$33.625    |30,490             |      |                           |
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Common Stock                 |      |    |                  |   |           |12,396.7244**      |(I)   |By Savings Plan            |
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                             |      |    |                  |   |           |                   |      |Trust                      |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |        |12/31|(A) |25,000     |A  |12/31|12/30|Common Stock|25,000 |$26.437|25,000      |(D)|            |
                        |        |/99  |    |           |   |/99  |/09  |            |       |5      |            |   |            |
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Stock Option            |        |1/4/9|(A) |96,900     |A  |1/4/9|1/3/0|Common Stock|96,900 |$36.156|48,450***   |(D)|            |
                        |        |9    |    |           |   |9    |9    |            |       |3      |            |   |            |
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Stock Option            |        |     |    |           |   |1/3/9|1/2/0|Common Stock|31,950 |$41.406|31,950***   |(D)|            |
                        |        |     |    |           |   |8    |8    |            |       |3      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|24,500 |$40.125|24,500***   |(D)|            |
                        |        |     |    |           |   |7    |7    |            |       |0      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|26,000 |$34.375|26,000***   |(D)|            |
                        |        |     |    |           |   |6    |6    |            |       |0      |            |   |            |
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Stock Option            |        |     |    |           |   |1/3/9|1/2/0|Common Stock|13,000 |$21.781|13,000***   |(D)|            |
                        |        |     |    |           |   |5    |5    |            |       |3      |            |   |            |
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Stock Option            |        |     |    |           |   |1/3/9|1/2/0|Common Stock|6,000  |$20.00 |6,000***    |(D)|            |
                        |        |     |    |           |   |4    |4    |            |       |       |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|5,000  |$24.437|5,000***    |(D)|            |
                        |        |     |    |           |   |3    |3    |            |       |5      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|5,000  |$20.875|5,000***    |(D)|            |
                        |        |     |    |           |   |2    |2    |            |       |0      |            |   |            |
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Stock Option            |        |     |    |           |   |1/2/9|1/1/0|Common Stock|5,000  |$19.093|5,000***    |(D)|            |
                        |        |     |    |           |   |1    |1    |            |       |8      |            |   |            |
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Explanation of Responses:
* Acquired in connection with the interim payout under the 1998-2000 Long-Term Incentive Plan.
** Includes shares acquired in 1999 pursuant to the Company's Retirement Plus Savings Plan.
*** The number of derivative securities owned at end of year does not include stock options assigned to the reporting person's ex-wife pursuant to a domestic relations
order.
SIGNATURE OF REPORTING PERSON
/s/ David L. Burner
DATE
2/14/00